Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners

Regency Energy Partners LP:

We consent to the incorporation by reference in the registration statement filed on Form S-3 on November 28, 2012 of Regency Energy Partners LP of our reports dated February 18, 2011, with respect to the consolidated balance sheet of Regency Energy Partners LP as of December 31, 2010 and the related consolidated statements of operations, comprehensive income (loss), cash flows, and partners’ capital and noncontrolling interest for the period from May 26, 2010 to December 31, 2010, the period from January 1, 2010 to May 25, 2010, and the year ended December 31, 2009.

/s/ KPMG LLP

Dallas, Texas

November 28, 2012